Exhibit 99.2

Duos Technologies to Participate in the 20th Annual LD Micro Main Event

JACKSONVILLE, FL / Globe Newswire / October 16, 2026 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of adaptive, modular architecture data center colocation and infrastructure solutions, today announced that it will participate in the 20th Annual LD Micro Main Event being held from October 19-21, 2026 at the Luxe Sunset Blvd Hotel in Los Angeles, CA.

Duos management will host a presentation on Tuesday, October 20 at 1:00 p.m. Pacific Time. The presentation will be webcast and available for replay here.

Management will also be available for one-on-one and small-group meetings with institutional investors throughout the day.

Those interested in scheduling a meeting with management should contact their LD Micro representative or the investor relations contact listed below.

For more information, please visit the LD Micro Main Event website.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), headquartered in Jacksonville, Florida, provides and manages modular architecture colocation data centers and infrastructure solutions. Through its Duos Edge AI brand, the Company delivers high-performance computing infrastructure built on its proprietary, scalable Duos Modular Architecture, designed to support the high-power environments required for AI and enterprise computing. Separately, Duos Technology Solutions provides manufacturer-agnostic sourcing and fulfillment services that enable efficient deployment of data centers and IT environments. Together, these platforms position the Company to address growing demand for distributed digital infrastructure in underserved Tier 3 and Tier 4 markets. For more information, visit www.duostech.com and www.duosedge.ai.

Contacts

Investor Relations

Tom Colton and Greg Bradbury

Gateway Group, Inc.

+1 949-574-3860 | DUOT@duostech.com

Media Contact

iMiller Public Relations

+1.914.315.6424

duot@imillerpr.com